Exhibit 99.1

MRC Global to Open New Gulf Coast Regional Distribution Center

HOUSTON, TX – May 18, 2017 – MRC Global Inc. (NYSE: MRC), the largest global distributor of pipe, valves and fittings (PVF) and related products and services, announced today that its U.S. subsidiary, MRC Global (US) Inc., has entered into 15-year leases with a unit of Liberty Property Trust (NYSE: LPT) to open a new regional distribution center (RDC) and operational hub for the Gulf Coast area in La Porte, Texas. The new facility will house over 400,000 square feet of warehouse space, have over 75,000 square feet of office space and an extensive pipe yard to support MRC Global’s customers in this important refining and chemical market.

“MRC Global is excited to open this new facility, which will be our largest distribution center in our global operations and one of the largest warehouses for a single distribution company in the Houston area,” MRC Global President & CEO, Andrew R. Lane, said. “We plan to relocate our operations at Galena Park, TX and Darien Street in Houston, TX to the new facility as well as two other satellite locations to provide an efficient and seamless experience to support our Gulf Coast customers. As part of the facility, we are also building a state-of-the-art valve actuation center (VAC), a fulfillment center for our online MRCGO™ catalog and establishing a hub for technical PVF excellence.”

Mr. Lane continued, “In addition to our valve, automation, measurement and instrumentation product offerings, we will supply our stainless and high alloy product lines from the new RDC as well as our traditional gas utility, carbon pipe, fitting and flange and oilfield supply products. This center is designed to improve our efficiency while maintaining the high level of service our customers have come to expect from MRC Global. When completed, we will consolidate over 150 employees and $60 million of inventory into the new facility from the four current facilities that support both MRO and project activity. The center will support the company’s future growth needs and utilize the latest in warehousing technologies for our industry.”

The new facility, located at the Port Crossing Commerce Center in La Porte, TX on Texas Highway 146, is strategically located near many of MRC Global’s downstream refining and chemical customers. It has ready access to rail at the facility and to the container terminals at Barbours Cut Terminal and the Bayport Terminal, both of which are less than three miles away.

MRC Global expects the RDC to be operational in late 2017 and the adjacent offices to be ready in the third quarter of 2018.

Colliers International and Wilson Cribbs + Goren represented Liberty Property Trust, and Cushman & Wakefield and Locke Lord L.L.P. represented MRC Global in the leasing transactions.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website www.mrcglobal.com.

About Liberty Property Trust

Liberty Property Trust is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 98 million square foot portfolio includes 558 properties which provide office, distribution and light manufacturing facilities to 1,200 tenants. Additional information about Liberty can be found on its web site at www.libertyproperty.com.

Contacts:

Monica Broughton Investor Relations	Robbie Tarpley Raffish President
MRC Global Inc.	a.s.a.p.r for Liberty Property
Monica.Broughton@mrcglobal.com	Robbie@asapr.com
832-308-2847	443-944-9301

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